Exhibit 99.03

NEWS RELEASE

414 Nicollet Mall
Minneapolis, MN 55402-2024

Xcel Energy Media Services
(612)215-5300
www.xcelenergy.com

November 21, 2002

Xcel Energy Inc. Closes on sale of $230 million Convertible Senior Notes

     MINNEAPOLIS Xcel Energy Inc. (NYSE: XEL), announced today that it closed on the sale of $230 million of convertible senior notes, which includes the issuance of $30 million associated with 15 percent over-allotment option granted to the initial purchasers. The senior notes have a coupon of 7.5 percent, mature in 2007 and are convertible into shares of the Company’s common stock at a conversion price of $12.33.

     The offering was made in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. A portion of the net proceeds from the sale of the senior notes will be used to redeem the $100-million principal amount of 8 percent convertible senior notes issued on November 8, 2002. The remaining net proceeds will be used for other general corporate purposes, including working capital.

     The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws.

# # #

CONTACT:
Xcel Energy Inc., Minneapolis
Investor Relations:
R J Kolkmann, 612/215-4559
P A Johnson, 612/215-4535

News media inquiries:

Xcel Energy media relations, 612/215-5300